Exhibit 10.2

September 3, 2021

Re: Confirmation of Agreement to Separate Employment

VIA EMAIL & REGULAR MAIL

Robert Paul

Re:	Confirmation of Mutual Agreement to Separate Employment

Dear Robert:

This letter confirms your decision to voluntarily resign from Alector, LLC (the “Company”) on December 31, 2021, unless extended in writing by mutual agreement of the parties hereto (the “Separation Date”). The purpose of this letter is to confirm our mutual understanding regarding your separation of employment.

1.

Part-Time Employment. Effective October 11, 2021 (the “Transition Date”), you intend to transition from full-time employment to part-time employment until your Separation Date (the “Transition Period”). As a part-time employee, you will work eight (8) hours per week. During the Transition Period, you will remain an at-will employee of the Company.

2.

Compensation. During the Transition Period, the Company will pay you a weekly salary equal to One Thousand, Seven Hundred, Thirty Dollars and Seventy-Seven Cents ($1,730.77) less applicable deductions and withholdings, paid in accordance with the Company’s regular payroll process. Your weekly compensation represents eight (8) hours of your regular annual gross salary in effect as of the Transition Date (i.e., $450,000 annually) pro-rated to $216.35 per hour. Your compensation during the Transition Period will total Twenty Thousand, Seven Hundred, Sixty-Nine Dollars and Twenty-Three Cents ($20,769.23).

3.

Health Insurance. Your health benefits will end on October 31, 2021. During the Transition Period and thereafter, you (and your qualified beneficiaries) shall be eligible to continue to receive health, dental, and vision insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the time limits provided for by COBRA. If you properly and timely elect to continue medical, dental, and vision coverage under the Company’s group health plan in accordance with the continuation requirements of COBRA, the Company will reimburse you for the cost of the premiums for such coverage in an amount equal to

Two Thousand, Seven Hundred, Twelve Dollars and Ten Cents ($2,712.10), for the period from November 1, 2021 through December 31, 2021. Following the Transition Period, you shall be entitled to continue such COBRA coverage for the remainder of the COBRA period at your own expense, pursuant to the terms of COBRA.

4.

Equity. You acknowledge that you have the following outstanding equity awards: (i) 12,316 incentive stock options pursuant to the July 2, 2018 stock option agreement (original grant of 61,270 shares), (ii) 68,684 non-qualified stock options pursuant to the July 2, 2018 stock option agreement (original grant of 288,730 shares), (iii) 31,250 non-qualified stock options pursuant to the November 6, 2018 stock option agreement (original grant of 100,000 shares), (iv) 5,830 incentive stock options pursuant to the November 6, 2019 stock option agreement, (v) 78,620 non-qualified stock options pursuant to the November 6, 2019 stock option agreement (original grant of 144,170 shares), (vi) 9,766 incentive stock options pursuant to the October 1, 2020 stock option agreement, (vii) 99,923 non-qualified stock options pursuant to the October 1, 2020 stock option agreement, (viii) 30,000 performance stock units pursuant to the May 7, 2021 restricted stock agreement, and (ix) 30,000 performance stock units pursuant to the May 7, 2021 restricted stock agreement (the “Grants”). The Grants were issued to you under the Company’s 2017 Equity Incentive Plan and 2019 Equity Incentive Plan (the “Plans”) and shall remain subject to the Plans and the award agreements issued thereunder.

You shall continue to vest in the Grants during the Transition Period in accordance with the Grants’ regular vesting schedules. You acknowledge and affirm that the vesting of the Grants will cease on the Separation Date. Pursuant to the terms of the Plans and the award agreements, you acknowledge and agree that you shall have three (3) months following your Separation Date to exercise all vested options under the Grants; following the expiration of three (3) months following your Separation Date, all vested, but unexercised, options under the Grants shall be forfeited and you shall have no further right, title, or interest in the vested options. You further acknowledge that any unvested options and any unreleased performance stock units under the Grants shall terminate and be forfeited immediately upon the Separation Date, pursuant to the terms and conditions of the Plans and the award agreements for the Grants.

5.	Paid Time Off. You will continue to accrue paid time off (“PTO”) benefits through your Separation Date in accordance with the Company’s PTO policies.

6.

Employment Termination. Nothing in this Agreement shall be deemed to affect or modify your at-will employment status as set forth in your April, 29, 2016 Offer Letter permitting the Company to terminate your employment with or without cause and with or without notice prior to the Separation Date.

7.

Confidentiality. You acknowledge and agree that nothing in this Agreement in any way alters your post-employment obligations under the attached “At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement” signed by you on September 13, 2017 (attached as Exhibit A).

Please let me know if you have any questions or if this does not accurately reflect our mutual agreement.

By:	/s/ Clare Hunt
Name: Clare Hunt
Title: Head of People

UNDERSTOOD AND AGREED:

Signature:	/s/ Robert Paul
Name: Robert Paul

Date: September 7, 2021

Enclosures:

Exhibit A: At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

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